EXHIBIT 4.1
                                  THE PLAN

      The text of the Dividend Reinvestment and Common Stock Purchase Plan ("Plan") of Pennichuck Corporation ("Company") is set forth below in its entirety. The Plan is written in a simple question and answer format.

Purpose

1.  What is the purpose of the Plan?

      The purpose of the Plan is to provide holders of record of the Company's common stock, par value $1.00 per share ("Common Stock") and customers and employees of Pennichuck who reside in New Hampshire, with a convenient and economical method of investing cash dividends in additional shares of the Company's Common Stock, or investing cash dividends and also making optional cash purchases of additional shares of Common Stock, without payment of any brokerage commission or service charge. When Common Stock is purchased, the Company will receive additional equity funds which will be made available to its subsidiaries for capital expenditures for extensions, additions and improvements to utility plant or real estate holdings, or applied toward payment of indebtedness of the Company or its subsidiaries incurred for such expenditures or used for potential acquisitions or for the Company's other corporate purposes.

Advantages and Risks

2.  What are the advantages of the Plan?

      a) Shares may be acquired through the reinvestment of dividends at a 5% discount from the Fair Market Value of such shares as more fully explained in Question 11 below.

      b) Participants may, in addition, invest quarterly in additional shares of Common Stock by making optional cash payments of at least $100 and not exceeding $3,000. The purchase price of the shares purchased with optional cash payments pursuant to the Plan will be 100% of such Fair Market Value. Optional cash payments may be made by check or money order, as more fully explained in Question 15 below.

      c) Residential customers of Pennichuck, including all members of households served by Pennichuck, and full-time employees of Pennichuck, residing in New Hampshire who do not presently own shares of Common Stock may become participants by making an initial cash investment of at least $500, but not more than $3,000, to purchase shares under the Plan, also at 100% of such Fair Market Value.

      d) No commission or service charge is paid by participants in connection with purchases under the Plan.

      e) Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends on fractions of shares, as well as full shares, in participants' accounts will be credited to such accounts.

      f) The Plan provides for simplified record keeping and regular statements of accounts for shares credited to participants' accounts under the Plan.

      g) The Plan also provides, at no cost to participants, for the safekeeping of participants' stock certificates for shares credited under the Plan.

3.  Does participation in the Plan involve any risk?

      The risk to shareholders, customers and employees who participate in the Plan is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a participant, customer or employee who purchases Common Stock under the Plan loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the participant, a customer or an employee of a profit or dividend, or protect the participant, customer or employee against a loss on the shares purchased under the Plan. See "RISK FACTORS".

Administration

4.  Who administers the Plan?

      The First National Bank of Boston (the "Agent") has been designated by the Company as the agent to administer the Plan for participants, to purchase and hold shares of Common Stock acquired through the Plan, to maintain records, to send statements of account to participants and to perform other duties relating to the Plan. The Company and the Agent are not affiliated. The Agent does not make a market in the Common Stock; it will not buy or facilitate the purchase of shares of Common Stock from a participant in the Plan.

      Shares purchased for a participant will be held by or through the Agent until termination of participation in the Plan or until a written request is received from the participant for withdrawal of all or part of such participant's shares. Shares purchased under the Plan and held by the Agent will be registered in its name or the name of one of its nominees. The Company may replace the Agent at any time. In the event that the Agent should cease to administer the Plan, the Company will make such other arrangements as it deems appropriate for the administration of the Plan.

      All initial investments and optional cash payments should be sent to the Agent as follows:

            THE FIRST NATIONAL BANK OF BOSTON
            P.O. BOX 1681
            BOSTON, MASSACHUSETTS 02105-1681

      Any questions or other correspondence concerning the Plan should be addressed to the Agent as follows:

            THE FIRST NATIONAL BANK OF BOSTON
            INVESTOR RELATIONS DEPARTMENT
            P.O. BOX 644
            MAIL STOP 45-02-09
            BOSTON, MASSACHUSETTS 02105-0644
            TELEPHONE NO. 1-800-736-3001

Participation

5.  Who is eligible to participate?

      (a) Shareholders. All holders of record of Common Stock of the Company (referred to herein as "Shareholders") are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are registered in names other than their own (i.e. in the name of a broker or bank nominee) must arrange with the shareholder of record for participation. If for any reason a beneficial owner is unable to arrange participation with his or her broker or bank nominee, he or she must become a record holder by having the shares transferred to his or her own name.

      (b) Customers. All residential customers of Pennichuck are eligible to participate in the Plan, as well as all members of households served by Pennichuck. Water consumers in the franchise territory served by Pennichuck who are not customers, such as renters and condominium owners, may participate in the Plan, except that groups of individuals such as tenant associations are not eligible to participate. All customer participants must reside in New Hampshire. Business customers of Pennichuck are not eligible to participate. Customers who are eligible to participate in the Plan are herein referred to as "Customers".

      (c) Employees. All full-time employees of Pennichuck who reside in New Hampshire (referred to herein as "Employees") are eligible to participate in the Plan.

      A Customer or Employee may participate in his or her own name, in the joint name of the Customer or Employee and another person, or in his or her name as custodian or trustee for another person, by marking the Authorization Form in the appropriate manner.
6.   How does an eligible Shareholder, Customer or Employee participate?

      A Shareholder, Customer or Employee may join the Plan by checking the appropriate box on the enclosed Authorization Form and signing and returning it to the Agent. A postage-paid, pre-addressed envelope is provided for this purpose. An additional Authorization Form may be obtained at any time by telephone or written request to the Agent at the above telephone number or address, or to the Company at (603) 882-5191 or P.O. Box 448, Nashua, New Hampshire 03061, Attention: Shareholder Relations. Those Shareholders who do not wish to participate in the Plan will continue to receive cash dividends at such times as dividends are paid to all Shareholders.

      In order for Shareholders to participate in the Plan, the Authorization Form and any written notification of other instructions must be signed by or on behalf of all owners of record of the relevant shares. When such shares are held in more than one name (i.e. joint tenants, co-trustees, etc.), all registered holders must sign. When an Authorization Form or written notification is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the Authorization Form or notification is signed must be specified. An Authorization Form or written notification by a shareholder which is a corporation or other organization should be signed by an authorized officer or other official, identified as such.

      A Customer or Employee need not be a registered holder of Common Stock but, by executing the Authorization Form, agrees to have at least $500 of Common Stock purchased on his or her behalf on the next Dividend Investment Date (as defined under Question 8) at a price equal to 100% of the Fair Market Value, and must acknowledge that he or she is a New Hampshire resident. Each Authorization Form for a Customer or Employee who is not a registered stockholder must be accompanied by a check for at least $500, but not more than $3,000.

      A participant must furnish his or her Federal tax identification number to the Agent when opening a Plan Account. A participant automatically continues in the Plan unless he or she notifies the Agent in writing that he or she wishes to withdraw. (See Question 24). A participant who ceases to be a Customer or Employee of Pennichuck may continue to participate in the Plan as long as at least one whole share of Common Stock is registered in the participant's name or held through the Plan. See Question 26 for information concerning termination by the Company of participation by a participant. Current participants do not need to complete and return a new Authorization Form unless they wish to change their type of participation.

7.  What does the Authorization Form provide?

      By means of the Authorization Form a participant may participate in the Plan by exercising one of the following options:

            a) By checking the "Full Dividend Reinvestment" box, a participant directs the Agent (i) to invest, in additional shares of Common Stock to be credited to the shareholder's account, all of the cash dividends on all Common Stock registered in his or her name as well as on all of the shares credited to his or her account under the Plan, and (ii) to invest any optional cash payments (from $100 to $3,000 per quarter) which the participant chooses to make from time to time.

            b) By checking the "Partial Dividend Reinvestment" box and designating in the appropriate space the percentage of cash dividends (50%, 60%, 70%, 80% or 90%), a par-ticipant directs the Agent (i) to invest such percentage of cash dividends on Common Stock registered in his or her name, as well as all cash dividends on the shares credited to his or her account under the Plan, in additional shares of Common Stock to be credited to his or her account, in which case the cash dividends on the remaining number of shares of Common Stock (50%, 40%, 30%, 20% or 10%) registered in his or her name will continue to be sent by check to the participant in the usual manner, and (ii) to invest any optional cash payments (from $100 to $3,000 per quarter) which the participant chooses to make from time to time.

      If a signed Authorization Form is returned to the Company without one of the boxes checked, the shareholder will be enrolled under the "Full Dividend Reinvestment" option. If a signed Authorization Form is returned to the Company with the "Partial Dividend Reinvestment" box checked but without designating the percentage of cash dividends, the form will be returned to the shareholder for completion.

      A Customer or Employee who desires to participate in the Plan must direct the Agent to purchase shares of Common Stock with an initial investment of at least $500, but not more than $3,000, enclosed with the Authorization Form. Customers or Employees should also select the full or partial reinvestment option.

      A Shareholder, Customer or Employee may not participate in the Plan solely with respect to optional cash payments. At least 50% of dividends on shares registered in the participant's name, and all dividends on shares credited to a participant's account, must be reinvested under the Plan.

      No matter which of the above options is chosen, all shares purchased under the Plan and held in the Plan account will be subject to automatic dividend reinvestment, and the dividends on all such shares will automatically be reinvested in Common Stock at a price equal to 95% of the Fair Market Value of the Common Stock as more fully explained in Question 11 below.

8.  When may a Shareholder, Customer or Employee join the Plan?

      Shareholders, Customers, and Employees may join the Plan as of any Dividend Investment Date. Dividends on the Common Stock have historically been paid by the Company on or about the 15th day of February, May, August and November. The record date, from which entitlement to common dividends is determined, is generally from ten to twenty days preceding the payment date (the "Dividend Record Date"). The Dividend Investment Date will be the same date as the dividend payment date fixed by the Board of Directors of the Company. If the Authorization Form is received by the Agent on or prior to the fifth business day prior to a Dividend Record Date, the participant will be enrolled in the Plan as of the next Dividend Investment Date. If the Authorization Form is received by the Agent after the fifth business day preceding a Dividend Record Date, the reinvestment of dividends, and the making of optional cash investments, will not begin until the second succeeding Dividend Record Date unless the Authorization Form is received after the fifth business day preceding a Dividend Record Date and not later than the fifth business day after the Dividend Investment Date and the Agent in its discretion determines to enroll the person as of such Dividend Investment Date.

Costs

9. Are there any expenses to participants in connection with purchases under the Plan?

      No. All costs of administration of the Plan are to be paid by the Company. There will be no service charges. There will be no brokerage commissions when shares are purchased under the Plan.

Purchases

10.  What is the source of shares purchased under the Plan?

      Shares may be purchased under the Plan directly from the Company's authorized but unissued common shares, from the Company's treasury shares or from a combination of the foregoing.

11.  What will be the price of the common shares purchased under the Plan?

      The price of the common shares purchased with reinvested dividends under the Plan will be 95% of the Fair Market Value of the Company's Common Stock as of the Dividend Investment Date, determined as provided herein. For purposes of the Plan the Fair Market Value will be the average of the closing bid prices for the Company's common stock as quoted through the Nasdaq National Market System for the five trading days immediately preceding, but not including, the applicable Dividend Investment Date. If there are such quotations for some but not all of such five trading days, the average shall be based on those trading days during the five-day period for which such quotations are available. If there are no quotations with respect to the Company's Common Stock in the five-day period, the Fair Market Value shall be determined by the Company on the basis of such market quotations or other method as the Company deems appropriate. The price of shares purchased with optional cash payments, and the price of shares purchased with initial cash payments from Customers and Employees, will be 100% of such Fair Market Value, in each case as of the applicable Dividend Investment Date.

12.  How many common shares will be purchased for participants?

      The number of shares to be purchased depends on the amount of the participant's dividend or optional cash payments, or both, and the price of the Common Stock. The participant's account will be credited with a number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price. Thus, the shares purchased for a participant under the Plan will be held separately from the shares of Common Stock which the participant purchases (or has previously purchased) outside the Plan and holds in his or her own name. A participant may not specify the number of shares to be purchased or the price at which shares are to be purchased, or otherwise seek to restrict or control purchases made pursuant to the Plan.

13.  When shall purchases of common shares be made?

      Purchases of common shares from the Company, and the transfer of shares to participants' accounts under the Plan, shall be made as of the close of business on the relevant Dividend Investment Date. Dividend and voting rights normally will commence on the day after the Dividend Investment Date.

      No interest will be paid by the Company or the Agent on cash dividends held under the Plan.

Optional Cash Payments and Initial Investments

14.  How do optional cash payments and initial investments work?

      On each Dividend Investment Date, the Agent will invest optional cash payments, if any, received from the participant, and initial cash investments received from Customers and Employees, on or before the fifth business day prior to the preceding Dividend Record Date, by purchasing shares of Common Stock to be credited to the participant's account. However, the Agent in its discretion may accept an optional cash investment or initial cash investment received after such fifth business day, and not later than the fifth business day after the Dividend Investment Date, and apply it as of that Dividend Investment Date. Optional cash payments re-ceived from participants, and initial investments received from Customers and Employees, after the fifth business day prior to the Dividend Record Date, and not invested on or as of the next Dividend Investment Date, will be held by the Agent and will be invested on the second succeeding Dividend Investment Date. NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON OPTIONAL CASH PAYMENTS OR INITIAL INVESTMENTS.

      Each optional cash payment must be at least $100, and each initial cash investment must be at least $500. No initial cash investment may exceed $3,000, and optional cash payments may not exceed $3,000 in any quarter.

15.  How are optional cash payments and initial investments made?

      More than one optional cash payment may be made in each quarter, but the aggregate of such payments may not be more than $3,000 in any calendar quarter. Any amount in excess of $3,000 will be returned to the participant. For purposes of this limitation, at the Agent's discretion, all Plan accounts under common control or management may be aggregated and deemed to be one account. The Agent will purchase as many whole shares and fractional shares (computed to four decimal places) of Common Stock as can be purchased with the amount submitted.

      An optional cash investment may be made by a participant and an initial investment may be made by a Customer or Employee when enrolling, by personal check or money order payable in U.S. dollars to the Agent. Checks must be drawn against U.S. banks. Optional cash payments must be mailed to the Agent at the address set forth in Question 4. CASH PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE VALID DELIVERY. Cash payments constituting an initial investment shall be accompanied by an Authorization Form. Thereafter, optional cash investments may be made only through the use of Cash Invest-ment Forms which are attached to those statements of account sent to participants periodically by the Agent. The same amount of money need not be invested each time and there is no obligation to make any optional cash payments. However, each optional cash payment must be at least $100. No optional cash investments may be made by participants who do not have dividends reinvested under the Plan.

      In the event that any check is returned unpaid for any reason, the Agent will consider the request for investment of such funds void and without effect and will immediately remove from the participant's account any shares purchased upon the prior credit of such funds. The Agent may then sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Agent will be entitled to sell additional shares from the participant's account to satisfy the uncollected balance.

16. Will shares acquired through optional cash payments and initial investments be subject to automatic dividend reinvestment?

      Yes. All dividends paid on shares acquired through optional cash payments and initial investments, so long as the shares are held in the participant's Plan account, will be automatically reinvested in shares of Common Stock. If certificates for shares acquired through optional cash payments or initial investment by Customers and Employees are issued to the participant, the dividends paid on such shares will continue to be reinvested unless the participant elects to have them paid in cash by submitting a new Authorization Form to the Agent.

Reports to Participants

17.  How will participants be advised of their purchase of shares?

      A participant will receive a quarterly statement of his or her account as soon as practicable after each Dividend Investment Date. These statements are a participant's continuing record of the cost of his or her purchases and should be retained for tax purposes. In addition, each par-ticipant will receive a prospectus relating to the Plan, and copies of the same communications sent to every other shareholder, including the Company's quarterly reports, annual report, notice of shareholders' meeting and proxy statement, and income tax information for reporting dividends paid by the Company.

Dividends on Shares held under the Plan

18. Will participants be credited with dividends on shares held in their accounts under the Plan?

      Yes. The Company pays dividends, as declared, to the record holders of all its shares. As the record holder for participants, the Agent will be entitled to receive dividends for all shares credited to participants' accounts on the record date. The Agent will credit such dividends to participants on the basis of full and fractional shares held in their accounts. All cash dividends on shares held under the Plan shall automatically be reinvested in additional shares of common stock under the Plan at the 5% discount as set forth in Question 11 above.

19. Will dividends be paid on Common Stock purchased on a Dividend Investment Date?

      No. The Dividend Investment Dates are the Company's dividend payment dates which normally are the 15th day of February, May, August and November.
To receive the dividend, a   person must be a stockholder of record on the
record date for a dividend as set by the Board of Directors (normally on or around the 1st day of February, May, August and November) so as to allow a sufficient time for the Company to process dividend payments. Therefore, the participant would not be entitled to any dividend payment, with respect to the Common Stock purchased on the Dividend Investment Date, until the next Dividend Investment Date.

Certificates for Shares

20.  Will share certificates be issued for common shares purchased?

      Normally, certificates for common shares purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's statements of account. This additional service protects against loss, theft or destruction of stock certificates.

      Certificates for any number of shares up to the number of whole shares credited to an account under the Plan will be issued upon written request of a participant even though such participant wishes to remain in the Plan. This request should be mailed to the Agent as follows: First National Bank of Boston, P.O. Box 644, Mail Stop 45-02-09, Boston, MA 02105-0644. Withdrawal of shares in certificate form does not, of itself, affect the participant's participation in the Plan. Any remaining whole shares for which certificates have not been requested and fractional share will continue to be credited to the participant's account. In addition, share certificates will be issued, in accordance with the answer to Question 24, to participants who withdraw from the Plan.

      Shares credited to the account of a participant under the Plan may not be pledged or assigned while held in the Plan, and any such pledge or assignment will be void. A participant who wishes to pledge or assign such shares must request that certificates for such shares be issued in his name.

      Certificates for fractional shares will not be issued under any circumstance.

21. In whose name will accounts be maintained and certificates registered when issued?

      Accounts for Shareholder participants will be maintained by the Agent in the name or names in which the participant's certificates for shares of Common Stock were registered as shown at the time the participant entered the Plan. Accounts for Customer and Employee participants will be maintained in the name or names designated on the Authorization Form when such Customer or Employee enrolled in the Plan. When issued, certificates for shares will be similarly registered.

      Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears an authorized signature and the signature is guaranteed by a commercial bank or trust company or by a member of the National Associa-tion of Securities Dealers, Inc.

Changing Type of Participation; Withdrawal from Participation

22.  How does a participant change his or her type of participation?

      A participant may change the type of his or her participation in the Plan at any time by completing an Authorization Form and returning it to the Agent at the address set forth in Question 4 above. An Authorization Form and postage paid envelope may be obtained as stated in the answer to Question 6 above. The amount of dividends to be reinvested as of the next Dividend Investment Date shall be in accordance with such later-dated Authorization Form if it is received by the Company on or before the fifth business day preceding a Dividend Record Date, but shall be the amount indicated in the original Authorization Form if it is received after such date; provided, however, the Agent in its discretion may accept such a later-dated Authorization Form received after the fifth business day preceding a Dividend Record Date, and not later than the fifth business day after the Dividend Investment Date for such dividend.

23.  May a participant withdraw from the Plan?

      Yes. The Plan is entirely voluntary and a participant may withdraw at any time. However, a withdrawal from the Plan does not mean that you will receive money for the stock already purchased under the Plan. As set forth in the answer to Question 24 below, upon withdrawal from the Plan the participant will receive certificates for any whole shares credited to the participant's account under the Plan, together with a cash payment for any fractional share so purchased. The Company does not assure that there will be an active market for said shares or that the market will yield a value which, together with said fractional share cash payment, is equal to the amount the participant paid for such shares and fractional share interest. See also Question 29 ("Who do I call if I want to sell my stock?").

24.  How does a participant withdraw from the Plan?

      In order to withdraw from the Plan, a participant must provide the Agent with written notice that he or she intends to withdraw. Written notice should be addressed to the Agent at the address set forth in Question 4 above. When a participant withdraws from the Plan or upon termination of the Plan by the Company, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. The value of such share certificates and cash payment received in lieu of fractional share interest may be greater than, equal to, or less than the amount the participant paid for such shares and fractional share interest.

      If the notice of withdrawal is received by the Company on or after the Dividend Record Date for the next dividend to be paid by the Company, but before the Dividend Investment Date upon which such dividend is to be paid, it shall not be effective until after the Dividend Investment Date and the dividend paid on that Dividend Investment Date will be reinvested and credited to the participant's account in accordance with participant's previous instructions under the Plan. After the withdrawal becomes effective, any dividends will be paid in cash to the participant. A shareholder may elect to re-enroll in the Plan at any time. If the notice of withdrawal from the Plan is received by the Agent prior to the Dividend Record Date for the next dividend to be paid by the Company, dividends payable on the next succeeding Dividend Investment Date and all subsequent dividends will be paid in cash to the Shareholder unless he or she re-enrolls in the Plan pursuant to the procedures outlined in Question 6 and 7.

      If written notice of withdrawal is received by the Agent after a Dividend Record Date and at least five business days prior to the next Dividend Investment Date, any optional cash payments received prior to receipt of such notice will be returned to the participant. If such written notice of withdrawal is received by the Agent after a Dividend Record Date but less than five business days prior to the next Dividend Investment Date, any optional cash payments received prior to receipt of such notice will be invested for the participant's account on the next succeeding Dividend Investment Date.

25. May a participant discontinue dividend reinvestment on shares held outside his or her Plan account without withdrawing from the Plan?

      Yes, so long as at least one whole share is held through the Plan, a participant who wishes to discontinue the automatic reinvestment of the dividends on the shares held outside the Plan account may do so, without withdrawing from the Plan, by filing a new Authorization Form to change the type of his or her participation. However, the dividends on the shares held in the Plan account will continue to be reinvested.

26.  May the Company terminate participation by a Plan participant?

      If a participant does not own at least one whole share held through the Plan, the participant's participation in the Plan will be terminated. The Company may also terminate any participant's participation in the Plan after written notice in advance mailed to such participant at the address appearing on the Agent's records.

27. What happens when a participant sells or transfers some or all of the shares registered in his or her name?

      If a participant disposes of some or all shares of the Company's Common Stock registered in his or her name (as opposed to shares held through the Plan), that transfer will not affect participation in the Plan; however, as explained above, if less than one whole share is held in the Plan account, the participant will receive a cash payment for the fractional share, and the Plan account will be closed. As long as at least one whole share is held in the Plan account, the Agent will continue to reinvest the dividends on the shares credited to the participant's account under the Plan until notified by such participant that he or she wishes to withdraw from the Plan. Participants who desire to dispose of all shares credited to their account under the Plan first must withdraw from the Plan as described in Question 24 above. For information regarding the trading market in the Company's common stock, please refer to (1) "Market and Dividend Information" within the Company's most recent Annual Report to Shareholders", (2) "RISK FACTORS - Limited Public Market for Trading of Common Stock, and - Earnings Dilution", and (3) "THE PLAN - Question 29, "Who do I call if I want to sell my stock?" .

28. What happens to the whole shares and fractions of a share when a participant withdraws from the Plan?

      When a participant withdraws from the Plan, a certificate for his or her whole shares and a cash adjustment representing any fraction of a share will be mailed directly to the participant at the address indicated by the participant's written notice, if one is so indicated; otherwise to the address then appearing in the Agent's records. The fractional share cash payment will be based on the closing bid price of the Company's common stock as quoted through the NASDAQ National Market System for the business day on which the withdrawal request is received by the Company, or if there is no such quotation for such day, then for the next-following day for which there is such a quotation.

29.  Who do I call if I want to sell my stock?

      Participants in the Plan who desire to sell shares of stock received upon withdrawal from the Plan should follow the normal procedures utilized to sell securities. Participants may call their usual stock broker, who in turn will likely contact the "market makers" in the Company's Common Stock to determine the prevailing "bid and ask" prices for such stock. Presently, there are three "market makers" for the Company's Common Stock: Tucker Anthony, Inc., The Chicago Cor-poration and Monroe Securities. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Tucker Anthony, Inc. is located at, among other places, One Beacon Street, Boston, Massachusetts 02108, telephone # (800) 548-3759; The Chicago Corporation is located at, among other places, 208 South LaSalle Street, Chicago, Illinois 60604, telephone # (312) 855-7600; and Monroe Securities is located at, among other places, 47 State Street, Rochester, New York 14614, telephone # (800) 766-5560.

Other Information

30. If the Company sells additional common shares through a rights offering, how will the rights on Plan shares be handled?

      In a rights offering, a participant will receive rights with respect to (i) any shares held of record by him or her, and (ii) whole shares credited to the participant's account under the Plan. Any rights based on a fraction of a share held in a participant's account will be sold by the Agent, if transferable, and the net proceeds will be invested in the same manner as an optional cash payment as of the next Dividend Investment Date.

31.  What happens if the Company declares a stock split or stock dividend?

      Any split shares or stock dividend shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant's account.

32. How will a participant's shares held under the Plan be voted at meetings of shareholders?

      Each participant will receive a single proxy card covering those whole shares of Common Stock credited to his or her account under the Plan and those shares registered in the participant's name that are not within the Plan. If the proxy card is returned properly signed and marked for voting, all of the shares will be voted as marked. Alternatively, the total number of whole shares held may be voted in person at stockholders' meetings.

      If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any items, all of the participant's shares will be voted (to the extent legally permissible) in accordance with the recommendations of the Board of Directors of the Company. This procedure is consistent with the actions taken with respect to shareholders who are not participating in the Plan and who return properly signed proxy cards and do not provide voting instructions. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the participant's shares covered by such proxy card will be voted unless the participant or his or her duly appointed representative votes in person at the meeting.

33.  What are the Federal Income Tax Consequences of Participation in the
     Plan?

      Reinvestment of dividends does not relieve a participant of the liability for any income tax which may be payable on such dividends. A participant reinvesting dividends will be treated for Federal income tax purposes as having received, on the Dividend Investment Date, a dividend equal to the then fair market value of the shares purchased with such reinvested dividends plus any tax withheld prior to investment, even though such amount is not actually received in cash. The fair market value will be the average of the high and low bid prices of such Common Stock on the Dividend Investment Date as quoted through the NASDAQ National Market System, and not the five day average used to calculate the purchase price under the Plan.

      The cost basis for Federal income tax purposes of any shares acquired with reinvested dividends will be equal to the fair market value of such shares as of the applicable Dividend Investment Date. The basis of shares which are purchased with an initial investment or optional cash payments will be equal to the purchase price of such shares.

      A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the Plan. However, a participant who, upon with-drawal, receives the proceeds from the sale of a fractional share credited to his or her account may realize a gain or loss with respect to such fraction. Gain or loss may also be realized by the participant when whole shares are sold subsequent to withdrawal from the Plan (see Question 24). The amount of such gain or loss will be the difference between the amount realized by the participant and such participant's tax basis for the shares sold. The amount realized by a participant will be the gross proceeds less brokerage fees and commissions and any transfer taxes paid by the participant. Subject to limitations contained in the Internal Revenue Code, the administrative fees and charges incurred by participants upon the sale of shares may be deductible by participants who itemize deductions.

      If such a sale is made within one year of acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss). If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss). The holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

      In the case of participants (including foreign stockholders) who elect to have their dividends reinvested and whose dividends are subject to United States income tax or backup withholding, the amount required to be withheld will be deducted from the dividends payable to such participants, and the remaining amount will be applied to the purchase of shares of Common Stock under the Plan. The filing of any documentation required to obtain an exemption from, or a reduction in, United States withholding tax is the responsibility of the participant.

      The Company believes the foregoing is an accurate summary of the Federal tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan. THEREFORE, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL OF SHARES PURCHASED PURSUANT TO THE PLAN. If you do not reside in the United States, your income tax consequences will vary from jurisdiction to jurisdiction. In addition, the foregoing rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRAs).

34.  What is the responsibility of the Company and the Agent under the Plan?

      The Company and the Agent in administering the Plan will not be liable for any act done in good faith or for any omission to act unless done (or omitted) in bad faith or due to gross negligence including, without limitation, any claim or liability arising with respect to the prices at which shares are purchased or sold for the participant's account and the times when such purchases or sales are made, or with respect to any fluctuation in the market value before or after purchase of sale or shares, or with respect to the tax treatment of dividends reinvested under the Plan.

      The participant should recognize that the Company cannot assure him or her of a profit or protect him or her against a loss on the shares purchased or sold under the Plan.

35.  May the Plan be changed or discontinued?

      Notwithstanding any other provision of the Plan, the Board of Directors of the Company may modify, amend, supersede, suspend or terminate the Plan at any time, including the period between a Dividend Record Date and a Dividend Investment Date. The Board of Directors may increase the number of shares which may be issued by the Company under the Plan. Notice of any material amendment or modification, or any superseding, suspension or termination of the Plan, will be mailed to all participants. No such event will affect any shares then credited to a participant's account, except that upon any whole or partial termination of the Plan, certificates for whole shares credited to a participant's account under the Plan will be issued to the participant and a cash payment will be made for any fraction of a share.

36.  Who interprets and regulates the Plan?

      The terms of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of New Hampshire. The Company reserves the sole right, in its sole discretion, to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. If it appears to the Company that any participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other stockholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest. Under such circumstances, the Company may also act to terminate participation by such participant.

37. How may Shareholders, Customers and Employees obtain answers to other questions regarding the Plan?

      Any additional questions should be addressed to:

            The First National Bank of Boston
            Investor Relations Department
            P.O. Box 644
            Mail Stop 45-02-09
            Boston, Massachusetts 02105-0644

            Telephone No. 1-800-736-3001

            or

            Pennichuck Corporation
            Four Water Street
            P. O. Box 448
            Nashua, New Hampshire  03061
            Attention:  Shareholder Relations

            Telephone No. (603) 882-5191